EXHIBIT 99

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
   Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              April 26, 2006

ROWAN REPORTS IMPROVED OPERATING RESULTS
HOUSTON, TEXAS -- For the three months ended March 31, 2006, Rowan Companies, Inc. (RDC-NYSE) generated net income of $59.1 million, or 53¢ per share, compared to $43.4 million, or 40¢ per share, in the same period of 2005. Revenues were $299.8 million in the first quarter of 2006, compared to $222.4 million in the first quarter of 2005.

Current period results included $2.5 million of gains on asset sales and $1.9 million of incremental expense associated with the change in accounting for stock-based compensation. The prior period results included $12.9 million, or 12¢ per share, of after-tax income from discontinued operations.

Rowan’s offshore rig utilization was 78% during the first quarter of 2006, down from 98% in the comparable 2005 period, as the Company’s four rigs in Saudi Arabia only recently commenced operations. The utilization of Rowan’s other available 15 offshore rigs was 99% during the first quarter of 2006. The Company’s average offshore day rate was a record $128,600 during the first quarter of 2006, up $24,400, or 23%, from the fourth quarter of 2005 and up $67,400, or 110%, from the first quarter of 2005. Rowan’s land rig utilization was 98% during the first quarter of 2006, up from 84% in the comparable 2005 period. The Company’s average land rig day rate was $22,200 during the first quarter of 2006, up $1,100, or 5%, from the fourth quarter of 2005 and up $5,900, or 36%, from the first quarter of 2005.

As previously disclosed, Rowan will receive $14.9 million per rig for shipyard time, modifications and mobilization related to its four-rig contract in Saudi Arabia. Such fees are being recognized as revenues over the three-year contract period, which began when the rigs commenced drilling operations earlier this month. Labor and other routine operating costs were expensed as incurred throughout the three-to-four month period each rig was in the shipyard or being mobilized to Saudi Arabia.

Danny McNease, Chairman and Chief Executive Officer, commented, “Our businesses continue to perform at record levels and we expect further improvement in the months ahead. Barring a collapse in oil and natural gas prices, worldwide demand for competitive jack-ups should continue to exceed the supply enabling further increases in day rates and contract length. Our manufacturing division made a significant contribution to our first quarter results and its external backlog, at $442 million, continues to grow.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Thousands)

	MARCH 31
	2006	2005

ASSETS

Cash and cash equivalents	$553,219	$408,578
Accounts receivable	336,922	157,969
Inventories	236,187	167,053
Other current assets	65,067	24,164
Total current assets	1,191,395	757,764
Property, plant and equipment - net	1,818,938	1,684,647
Other assets	37,044	15,627
Assets of discontinued operations	-	7,665
TOTAL	$3,047,377	$2,465,703

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$64,922	$64,922
Other current liabilities	334,942	101,830
Total current liabilities	399,864	166,752
Long-term debt	531,619	568,232
Other liabilities	455,492	286,862
Liabilities of discontinued operations	-	1,902
Stockholders' equity	1,660,402	1,441,955
TOTAL	$3,047,377	$2,465,703

ROWAN COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Thousands Except Per Share Amounts)

	THREE MONTHS
	ENDED MARCH 31,
	2006	2005
REVENUES:
Drilling services	$217,102	$160,279
Manufacturing sales and services	82,685	62,113
Total	299,787	222,392
COSTS AND EXPENSES:
Drilling services	108,795	89,425
Manufacturing sales and services	65,387	56,674
Depreciation and amortization	20,111	19,854
Selling, general and administrative	18,509	13,260
Gain on sale of property and equipment	(2,544)	(590)
Total	210,258	178,623
INCOME FROM OPERATIONS	89,529	43,769
OTHER INCOME (EXPENSE):
Interest expense	(6,997)	(5,856)
Less: interest capitalized	1,359	771
Interest income	8,329	2,546
Gain on sale of investments	-	7,701
Other - net	132	336
OTHER INCOME (EXPENSE) - NET	2,823	5,498
INCOME BEFORE INCOME TAXES	92,352	49,267
Provision for income taxes	33,247	18,728
INCOME FROM CONTINUING OPERATIONS	59,105	30,539
Income from discontinued operations, net of tax	-	12,883
NET INCOME	$59,105	$43,422
PER SHARE AMOUNTS:
Income from continuing operations	$0.53	$0.28
Income from discontinued operations, net of tax	$-	$0.12
Net income	$0.53	$0.40
AVERAGE DILUTED SHARES	111,775	109,252

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Thousands)

	THREE MONTHS
	ENDED MARCH 31,
	2006	2005
CASH PROVIDED BY (USED IN):
Operations:
Net income	$59,105	$43,422
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	20,111	19,913
Deferred income taxes	28,931	23,094
Contributions to pension plans	(154)	(60,931)
Gain on sale of assets	(2,544)	(29,027)
Other - net	9,759	6,977
Net changes in current assets and liabilities	(79,068)	(37,274)
Net changes in other noncurrent assets and liabilities	(2,229)	35
Net cash provided by (used in) operations	33,911	(33,791)

Investing activities:
Property, plant and equipment additions	(124,360)	(32,274)
Proceeds from sale of boat purchase options	-	20,736
Proceeds from sale of investments	-	7,701
Proceeds from disposals of property, plant and equipment	8,622	816
Net cash used in investing activities	(115,738)	(3,021)

Financing activities:
Proceeds from borrowings	-	12,589
Repayments of borrowings	(18,707)	(18,707)
Payment of cash dividends	(27,435)	(26,935)
Proceeds from stock option and convertible debenture plans	5,285	12,466
Net cash used in financing activities	(40,857)	(20,587)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(122,684)	(57,399)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	675,903	465,977
CASH AND CASH EQUIVALENTS, END OF PERIOD	$553,219	$408,578